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Exhibit 13.2

Consolidated Income

	Three months ended March 31
	2005	2004
	(unaudited) (millions of dollars except per share amounts)
Revenues	1,305	1,266
Operating Expenses
Cost of sales	160	166
Other costs and expenses	424	368
Depreciation	250	232

	834	766

Operating Income	471	500
Other Expenses/(Income)
Financial charges	207	207
Financial charges of joint ventures	16	14
Equity income	(41)	(58)
Interest income and other	(24)	(15)
Gain related to PipeLines LP	(80)	—

	78	148

Income before Income Taxes and Non-Controlling Interests	393	352
Income Taxes
Current	161	103
Future	(12)	23

	149	126

Non-Controlling Interests
Preferred share dividends	6	6
Other	6	6

	12	12

Net Income	232	214

Net Income Per Share — Basic and Diluted	$0.48	$0.44

Average Shares Outstanding — Basic (millions)	485.2	483.4

Average Shares Outstanding — Diluted (millions)	487.9	486.1

See accompanying notes to the consolidated financial statements.

Consolidated Cash Flows

	Three months ended March 31
	2005	2004
	(unaudited) (millions of dollars)
Cash Generated From Operations
Net income	232	214
Depreciation	250	232
Gain related to PipeLines LP, net of current tax expense (Note 5)	(30)	—
Equity income in excess of distributions received	(34)	(51)
Pension funding in excess of expense	(7)	(12)
Future income taxes	(12)	23
Non-controlling interests	12	12
Other	(4)	(3)

Funds generated from operations	407	415
Increase in operating working capital	(46)	(42)

Net cash provided by continuing operations	361	373
Net cash provided by/(used in) discontinued operations	4	(2)

	365	371

Investing Activities
Capital expenditures	(108)	(101)
Disposition of assets	151	—
Deferred amounts and other	(58)	(47)

Net cash used in investing activities	(15)	(148)

Financing Activities
Dividends	(146)	(140)
Notes payable issued/(repaid), net	244	(229)
Long-term debt issued	300	665
Reduction of long-term debt	(321)	(476)
Non-recourse debt of joint ventures issued	5	6
Reduction of non-recourse debt of joint ventures	(7)	(9)
Common shares issued	11	13

Net cash provided by/(used in) financing activities	86	(170)

Effect of Foreign Exchange Rate Changes on Cash and Short-Term Investments	2	4

Increase in Cash and Short-Term Investments	438	57
Cash and Short-Term Investments
Beginning of period	188	338

Cash and Short-Term Investments
End of period	626	395

Supplementary Cash Flow Information
Income taxes paid	192	161
Interest paid	190	172

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheet

	March 31, 2005	December 31, 2004
	(unaudited)
	(millions of dollars)
ASSETS
Current Assets
Cash and short-term investments	626	188
Accounts receivable	539	627
Inventories	170	174
Other	142	120

	1,477	1,109
Long-Term Investments	833	840
Plant, Property and Equipment	18,594	18,704
Other Assets	1,526	1,459

	22,430	22,112

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Notes payable	790	546
Accounts payable	1,039	1,135
Accrued interest	234	214
Current portion of long-term debt	773	766
Current portion of non-recourse debt of joint ventures	81	83

	2,917	2,744
Deferred Amounts	848	783
Long-Term Debt	9,703	9,713
Future Income Taxes	491	509
Non-Recourse Debt of Joint Ventures	779	779
Preferred Securities	556	554

	15,294	15,082

Non-Controlling Interests
Preferred shares of subsidiary	389	389
Other	81	76

	470	465

Shareholders' Equity
Common shares	4,722	4,711
Contributed surplus	271	270
Retained earnings	1,739	1,655
Foreign exchange adjustment	(66)	(71)

	6,666	6,565

	22,430	22,112

See accompanying notes to the consolidated financial statements.

Consolidated Retained Earnings

	Three months ended March 31
	2005	2004
	(unaudited) (millions of dollars)
Balance at beginning of period	1,655	1,185
Net income	232	214
Common share dividends	(148)	(140)

	1,739	1,259

See accompanying notes to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Significant Accounting Policies

        The consolidated financial statements of TransCanada Corporation (TransCanada or the company) have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). The accounting policies applied are consistent with those outlined in TransCanada's annual financial statements for the year ended December 31, 2004 except as stated below. These consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. These consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the annual financial statements included in TransCanada's 2004 Annual Report. Amounts are stated in Canadian dollars unless otherwise indicated. Certain comparative figures have been reclassified to conform with the current period's presentation.

        Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates and assumptions. In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the company's significant accounting policies.

2.     Accounting Change

Financial Instruments — Disclosure and Presentation

        Effective January 1, 2005, the company adopted the provisions of the Canadian Institute of Chartered Accountants amendment to the existing Handbook Section "Financial Instruments — Disclosure and Presentation" which provides guidance for classifying certain financial instruments that embody obligations that may be settled by issuance of the issuer's equity shares as debt when the instrument does not establish an ownership relationship. In accordance with this amendment, TransCanada reclassified the non-controlling interest component of preferred securities as long-term debt.

        This accounting change was applied retroactively with restatement of prior periods. The impact of this change on TransCanada's net income in first quarter 2005 and prior periods was nil.

        The impact of the accounting change on the company's consolidated balance sheet as at December 31, 2004 is as follows.

Increase/(Decrease)
(unaudited — millions of dollars)
Deferred Amounts(1)	135
Preferred Securities	535
Non-Controlling Interest
Preferred securities of subsidiary	(670)

Total Liabilities and Shareholders' Equity	—

(1)
Regulatory deferral.

3.     Segmented Information

	Three months ended March 31 (unaudited — millions of dollars)
	Gas Transmission		Power		Corporate		Total
	2005	2004	2005	2004	2005	2004	2005	2004
Revenues	995	949	310	317	—	—	1,305	1,266
Cost of sales	—	—	(160)	(166)	—	—	(160)	(166)
Other costs and expenses	(306)	(285)	(116)	(81)	(2)	(2)	(424)	(368)
Depreciation	(232)	(212)	(18)	(20)	—	—	(250)	(232)

Operating income/(loss)	457	452	16	50	(2)	(2)	471	500
Financial charges and non-controlling interests	(187)	(196)	(2)	(2)	(30)	(21)	(219)	(219)
Financial charges of joint ventures	(14)	(14)	(2)	—	—	—	(16)	(14)
Equity income	11	10	30	48	—	—	41	58
Interest income and other	14	3	3	4	7	8	24	15
Gain related to PipeLines LP	80	—	—	—	—	—	80	—
Income taxes	(150)	(106)	(15)	(35)	16	15	(149)	(126)

Net Income	211	149	30	65	(9)	—	232	214

Total Assets

	March 31, 2005	December 31, 2004
	(unaudited)
	(millions of dollars)
Gas Transmission	18,144	18,410
Power	2,915	2,802
Corporate	1,367	893

Continuing Operations	22,426	22,105
Discontinued Operations	4	7

	22,430	22,112

4.     Risk Management and Financial Instruments

        The following represents the material changes to the company's risk management and financial instruments since December 31, 2004.

Energy Price Risk Management

        The company executes power, natural gas and heat rate derivatives for overall management of its asset portfolio. Heat rate contracts are contracts for the sale or purchase of power that are priced based on a natural gas index. The fair values and notional volumes of the swap, option, future and heat rate contracts are shown in the tables below. In accordance with the company's accounting policy, each of the derivatives in the table below is recorded on the balance sheet at its fair value at March 31, 2005 and December 31, 2004.

		March 31, 2005 (unaudited)
			December 31, 2004
Asset/(Liability) (millions of dollars)	Accounting Treatment
		Fair Value	Fair Value
Power — swaps
(maturing 2005 to 2011)	Hedge	(35)	7
(maturing 2005)	Non-hedge	2	(2)
Gas — swaps, futures and options
(maturing 2005 to 2016)	Hedge	(24)	(39)
(maturing 2005)	Non-hedge	(5)	(2)
Heat rate contracts
(maturing 2005 to 2006)	Hedge	—	(1)

		March 31, 2005 (unaudited)
		Power (GWh)		Gas (Bcf)
	Accounting Treatment
		Purchases	Sales	Purchases	Sales
Notional Volumes
Power — swaps
(maturing 2005 to 2011)	Hedge	1,752	7,237	—	—
(maturing 2005)	Non-hedge	330	—	—	—
Gas — swaps, futures and options
(maturing 2005 to 2016)	Hedge	—	—	78	74
(maturing 2005)	Non-hedge	—	—	3	6
Heat rate contracts
(maturing 2005 to 2006)	Hedge	—	76	—	—

		December 31, 2004
		Power (GWh)		Gas (Bcf)
	Accounting Treatment
		Purchases	Sales	Purchases	Sales
Notional Volumes
Power — swaps	Hedge	3,314	7,029	—	—
	Non-hedge	438	—	—	—
Gas — swaps, futures and options	Hedge	—	—	80	84
	Non-hedge	—	—	5	8
Heat rate contracts	Hedge	—	229	2	—

5.     Disposition

        In March 2005, TransCanada sold 3.5 million common units of TC PipeLines, LP (PipeLines LP) for US$37.04 per unit, resulting in net proceeds to the company of approximately $151 million and an after-tax gain of approximately $48 million. The net gain was recorded in the Gas Transmission segment and the company recorded a $32 million tax charge, including $50 million of current income tax expense, on this transaction. In April 2005, underwriters purchased an additional 74,200 common units, exercising, in part, their option to purchase up to 525,000 additional units on the same terms and conditions as the 3.5 million common units already sold. PipeLines LP did not receive any proceeds from the sale of the common units. Subsequent to this transaction and the underwriter's exercise of their option, TransCanada continues to own a 13.4 per cent interest in PipeLines LP represented by the general partner interest of 2.0 per cent as well as an 11.4 per cent limited partner interest.

6.     Employee Future Benefits

        The net benefit plan expense for the company's defined benefit pension plans and other post-employment benefit plans for the three months ended March 31 is as follows.

	Three months ended March 31 (unaudited — millions of dollars)
	Pension Benefit Plans		Other Benefit Plans
	2005	2004	2005	2004
Current service cost	7	7	—	—
Interest cost	16	14	1	1
Expected return on plan assets	(16)	(14)	—	—
regulated business	—	—	1	1
Amortization of net actuarial loss	4	3	1	1
Amortization of past service costs	1	1	—	—

Net benefit cost recognized	12	11	3	3

TransCanada welcomes questions from shareholders and potential investors. Please telephone:

Investor Relations, at 1-800-361-6522 (Canada and U.S. Mainland) or direct dial David Moneta at (403) 920-7911. The investor fax line is (403) 920-2457. Media Relations: Hejdi Feick/Kurt Kadatz at (403) 920-7859

Visit TransCanada's Internet site at: http://www.transcanada.com

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  Exhibit 13.2
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)